                                     FORM OF
                                   SCHEDULE D
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                              SEI TAX EXEMPT TRUST
                                       AND
                     SEI INVESTMENTS MANAGEMENT CORPORATION


     This Schedule D forms a supplement to the Investment Advisory Agreement (the "Agreement") daetd April 16, 1996 between SEI Tax Exempt Trust (the "Trust") and SEI Investments Management Corporation, f/k/a SEI Financial Management Corporation (the "Adviser").

                                    RECITALS

     WHEREAS, the Trust and the Adviser entered into the Agreement, which sets forth the rights and obligations of the parties pertaining to the management of separate portfolios of the Trust managed by the Adviser; and

     WHEREAS, the Trust has created an additional portfolio: Short Duration Municipal Fund (the "Fund"), and has approved of the Adviser's management of the Fund as a "manager of managers," in accordance with the Agreement.


                                   AGREEMENTS

     Now, therefore, the parties agree as follows:

     The Trust hereby appoints the Adviser to act as investment adviser to the Fund as provided in Section 1 of the Agreement. In making the Agreement applicable with respect to the Fund, the Agreement is being entered into severally and not jointly, as it pertains to the respective funds of the Trust, and the Trust and the Adviser intend that the numbered provisions contained in the Agreement be understood as applying separately to the Fund as if contained in, and forming, a separate agreement.

     The compensation of the Adviser, determined as set forth in Article 4 of the Agreement with respect to the Fund, will be 0.33%. For the purposes of this fee schedule, the Advisor's fees will be calculated based upon the net assets of the Fund, provided, however, payment to the Adviser shall not exceed payment due from the Adviser to the Sub-Adviser in accordance with the terms of the Sub-Advisory agreement for the Fund.

     The date of this Schedule D is September 17, 2003 which shall be deemed the date upon which the Agreement has been executed with respect to the Fund.

     A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees, and is not binding upon any of the Trustees, officers, or shareholders of the Trust individually, but is binding only upon the assets and property of the Trust.

     This Schedule D may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     The parties listed below have executed this Schedule D as of the ___th day of _____, 2003.



IN WITNESS WHEREOF, the parties hereto have caused this Schedule to be executed as of ____________, 2003.

SEI Tax Exempt Trust                    SEI Investments Management Corporation

By: ____________________________        By: ______________________________


Attest: ________________________        Attest: __________________________

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